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                                                                   Exhibit 99.13

                         BISYS FUND SERVICES OHIO, INC.
                                3435 Stelzer Road
                              Columbus, Ohio 43219




                                  May 28, 1998



Puget Sound Alternative
  Investment Series Trust
One Yesler Building, Suite 200
Seattle, Washington  98104

Ladies and Gentlemen:

         In connection with your sale to us today of 10,000 shares (the "Shares") of beneficial interest in Puget Sound Market Neutral Portfolio (the "Fund"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules and regulations promulgated thereunder.

         This letter is intended to take effect as an instrument under seal and is delivered at Seattle, Washington as of the date above written.

                                     Very truly yours,

                                     BISYS FUND SERVICES OHIO, INC.


                                     By:  /s/ William J. Tomko
                                         ----------------------------------
                                           Name:  William J. Tomko
                                           Title: Senior Vice President